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                                                                EXHIBIT 12.01

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges

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
                                                                        Year Ended December 31
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                                                        1996          1995          1994          1993          1992
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
Earnings:

  Net Income                                            $23,796,000   $18,192,000   $13,796,000   $ 3,232,000   $   454,000
Less:
  (Gain) Loss or Impairment on Real Estate Sales          1,777,000    (3,683,000)      108,000      (399,000)            0
Add:
  Interest on Indebtedness                               18,823,000    16,765,000    13,277,000     9,085,000     2,175,000
  Amortization of Loan Costs                              1,041,000     1,240,000       824,000       118,000        43,000
  Write-off of Loan Costs                                  (415,000)    4,453,000        89,000       157,000             0
                                                        -----------   -----------   -----------   -----------   -----------
  EARNINGS                                              $45,022,000   $36,967,000   $28,094,000   $12,193,000   $ 2,672,000
                                                        ===========   ===========   ===========   ===========   ===========
Fixed Charges:

  Interest on Indebtedness                              $18,823,000   $16,765,000   $13,277,000   $ 9,085,000   $ 2,175,000
  Amortization of Loan Costs                              1,041,000     1,240,000       824,000       118,000        43,000
  Write-off of Loan Costs                                  (415,000)    4,453,000        89,000       157,000             0
                                                        -----------   -----------   -----------   -----------   -----------
  FIXED CHARGES                                         $19,449,000   $22,458,000   $14,190,000   $ 9,360,000   $ 2,218,000
                                                        ===========   ===========   ===========   ===========   ===========
Ratio of Earnings to Fixed Charges                             2.31          1.65          1.98          1.30          1.20
                                                        ===========   ===========   ===========   ===========   ===========
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